Exhibit (e)(5)
QUADRA REALTY TRUST INC.
622 Third Avenue
New York, New York 10017
November 16, 2007
Hypo Real Estate Holding AG
(together with your subsidiaries and affiliates,
including Hypo Real Estate Capital Corp., “you” and “your”)
Munich, Germany
Dear Sirs:
     You have expressed an interest in a possible negotiated transaction involving Quadra Realty Trust Inc. (the “Company”). In connection with your analysis of a possible negotiated transaction with the Company (a “Transaction”), you have requested permission to use certain oral and written information concerning the Company (a) that you have acquired or otherwise have access to, or will in the future acquire, in your capacity as external manager of the Company and (b) that you have acquired from or otherwise have access to on account of your relationship with, or will in the future acquire from, directors, officers, employees, representatives and/or agents of the Company (the “Company’s Representatives”). All such information described above either possessed by or furnished to you or your Representatives (as defined below) by or on behalf of the Company (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the “Information.” In consideration of furnishing you with the Information, the Company requests your agreement to the following:
     1. In addition to using the Information in connection with your duties as manager, you are permitted to use the Information for the purpose of evaluating a Transaction, and the Information will be kept strictly confidential and will not be disclosed by you or your Representatives, except (a) as required by applicable law, regulation or legal process, and only after compliance with Section 3 below, (b) as required by your duties as manager of the Company, and (c) that you may disclose the Information or portions thereof to those of your directors, officers and employees and representatives of your legal, accounting and financial advisors, including JP Morgan Chase (the persons to whom such disclosure is permissible being collectively referred to herein as “your Representatives”) who need to know such information for the purpose of evaluating or pricing such Transaction; provided, that your Representatives are informed of the confidential and proprietary nature of the Information. You acknowledge and agree that you shall be responsible for compliance with, and for any and all violations of, this agreement by any of your Representatives.

     2. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person (except to the extent otherwise required by applicable law, regulation or legal process, and only after compliance with Section 3 below), regardless of the capacity in which you or they are acting, either the fact that any discussions or negotiations are taking (or have taken) place concerning a possible Transaction involving you, the fact that the Company’s board of directors is considering strategic alternatives, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, nor will you or your Representatives disclose to any person that you or others have requested or received any Information or that this agreement has been entered into. The term “person” as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.
     3. If you or any of your Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or the information referred to in Section 2 above, you shall, to the extent not prohibited, provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, you and your Representatives agree to disclose only that portion of the Information which you are advised by counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Information and the information referred to in Section 2 above (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above). In addition, you and your Representatives will not oppose any action (and will, if and to the extent requested by the Company, cooperate with, assist and join with the Company, at the Company’s expense, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above.
     4. The term “Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by you or your Representatives in violation hereof), (ii) is or becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided, that, to your knowledge, such source was not prohibited from disclosing such information to you, or (iii) you can establish is already in your possession (other than information furnished by or on behalf of the Company, including information furnished to you by Hypo Real Estate Capital Corp. in its position as the Company’s external manager), provided, that, to your knowledge, such information was not obtained by you from a source which was prohibited from disclosing such information to you.
     5. If you determine not to pursue a Transaction, you will promptly notify the Company of your determination. At the time of such notice, you and your Representatives will, at your expense, promptly return to the Company or destroy all Information and all copies, extracts or other reproductions in whole or in part thereof, except you shall be permitted to retain and use the Information you need in order to act as manager of the Company. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your confidentiality and other obligations hereunder.

     6. You understand and acknowledge that neither the Company nor any of the Company’s Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of the Company’s Representatives will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in a definitive agreement regarding a Transaction (a “Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part. However, for the avoidance of doubt, an agreement regarding a Transaction shall be considered a Definitive Agreement within the meaning of this letter notwithstanding the existence of any conditions precedent to closing the Transaction or termination provisions set forth in the agreement.
     7. You understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered. Both parties agree that unless and until a Definitive Agreement between the Company and you with respect to a Transaction has been executed and delivered, neither party nor any of its respective stockholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. You understand that (i) the Company and the Company’s Representatives shall be free to conduct any process for any Transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such Transaction and entering into a Definitive Agreement without prior notice to you or any other person) and (ii) any procedures relating to such Transaction may be changed at any time without notice to you or any other person. You hereby confirm that you are not acting as a broker for or representative of any person and are considering the Transaction only for your own account. Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by specific written consent of the Company and Hypo Real Estate Holding AG.
     8. You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Moreover, you agree that during the term of this agreement, you shall not purchase or sell any securities of the Company in violation of any law or agreement restricting such activity, and without first giving the chairman of the board of directors of the Company at least three (3) business days advance notice of such purchase or sale.
     9. You agree that money damages would not be a sufficient remedy for any breach of this agreement by you and that the Company shall be entitled to, and you shall not oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity. You further agree to waive, and to use your commercially reasonable efforts to cause your directors, officers, employees and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.
     10. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     12. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
     13. You agree that all (a) contacts by you or your Representatives with the Company regarding the Transaction, (b) requests for additional Information, and (c) discussions or questions regarding procedures shall be made through the chairman of the board of directors of the Company, or as such individual may otherwise direct.
     14. This agreement is for the benefit of you, the Company and its affiliates and their directors, officers, employees, representatives and agents and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. This agreement shall terminate on the earlier of (a) the first anniversary of the date hereof or (b) the date of announcement of a Transaction with any party.

     If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,
By:	/s/ Robert H. Mundheim
	Name:	Robert H. Mundheim
	Title:	Chairman of the Special Committee of the Board of Quadra Realty Trust Inc.

CONFIRMED AND AGREED
as of the date first above written:
HYPO REAL ESTATE HOLDING AG

By:	/s/ Tom Glynn
	Name:	Tom Glynn
	Title:	Member of the Management Board

/s/ Heiner Bendfeld
Head of Legal